Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RESTRICTED COVENANT AGREEMENT
AND FULL RELEASE OF CLAIMS

This Separation and Restricted Covenant Agreement and Full Release of Claims (the "Agreement") is by and between Sunoco LP and its subsidiaries and affiliates (“SUN” or “Employer”) and S. Blake Heinemann ("Employee").
WHEREAS, in connection with certain reorganization activities planned by SUN and the impact such reorganization activities would have on the Employee, the Employee has determined to retire from SUN and terminate his employment status as an officer, director and/or manager of the Partnership and its affiliates, all effective as of April 1, 2019; and
WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, the Employer has agreed, in accordance with the terms and conditions of this Agreement as set forth below, to make a severance payment (the “Severance Payment”) to the Employee pursuant to the Sunoco GP LLC Severance Plan, as may be amended or restated from time to time (the “SUN Severance Plan”).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Separation from Employment. Employee has been informed that his employment with Employer shall terminate effective April 1, 2019 (the "Termination Date").

2.	Consideration for Signing. As consideration for this Agreement the Employer agrees to the following:

(a)
Employer agrees to pay Employee a Severance Payment under the SUN Severance Plan in the total gross amount of Two Hundred Ninety-Four Thousand Two Hundred One Dollars and Fifty-Eight Cents ($294,201.58), less required governmental payroll deductions, which is an amount equal to 44 weeks of Employee’s base pay at its current rate. This Severance Payment will be paid out in accordance with the Employer’s then current payroll practices, currently bi-weekly payments on or before the second regularly scheduled pay day after the Effective Date as defined herein. Employee shall be entitled to receive the Severance Payment, provided that Employee executes this Agreement in a timely manner without revocation as provided for in this Agreement.

(b)
As further consideration, commencing on May 1, 2019, Employer shall provide the Employee, at no cost to the Employee, eight (8) month(s) of continued health insurance coverage (beginning with the first day of the first month after the Termination Date) under the Employer’s health insurance plan and the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to the terms, conditions and limitations of that health insurance plan. Employee must (i) be enrolled in the Employer health insurance plan on the Termination Date to be eligible for continued

coverage; and (ii) make such elections and take such other actions as may be required by the health insurance plan and applicable law to receive continued coverage.

(d)
As consideration for Employee’s agreement to be bound by the restrictive covenants found in Section 6 of this Agreement as well as the specific promises and covenants of Sections 5, 6 and 11, Employer agrees to the following:

(i)
As further consideration, Employer shall cause certain restricted common units (as described below), which were either awarded to the Employee under the terms of the Sunoco LP 2012 Long-Term Incentive Plan (“SUN Unit Plan”) to be accelerated in their vesting. Employer shall cause 38,276 phantom restricted units awarded to the Employee under the SUN Unit Plan (the “Restrictive Covenant Units”). Employee understands that in connection with this Section 2(e), Employee will be responsible for any and all applicable government withholdings. Employer will settle any applicable governmental withholding through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not be eligible for any other amounts or vestings under the SUN Unit Plan and/or another applicable long-term incentive plan, including the Sunoco LP 2018 Long-Term Incentive Plan as Employee’s continued employment on the award vesting dates is required under the applicable Sunoco unit plans. In addition, Employee acknowledges and agrees that any unvested restricted units not otherwise accelerated in accordance with this Agreement or the Consulting Agreement shall become cancelled and null and void as of his Termination Date.

The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth herein, including Employee’s agreement to waive any and all claims that the provisions of Section 6 are not fully enforceable as written, and Employee’s agreement not to sue or otherwise pursue any legal claim contrary to the foregoing waiver. Notwithstanding anything herein to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach or threatened breach of the provisions of this Agreement by Employee, Employer may (in its sole discretion) cease without further obligation to Employee to make any of the remaining payments set forth in this Section.

3.
No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment and Employee acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no other compensation or benefits from Employer other than those set forth above, including under the Energy Transfer/SXL Merger Severance Plan, the Energy Transfer Non-Midstream Severance Plan, the Energy Transfer Partners GP, L.P. Severance Plan, the Energy Transfer Partners, L.L.C. Annual Bonus Plan, the Sunoco GP LLC Annual Bonus Plan and/or the SUN Unit Plan or any other applicable unit plan of Sunoco. However, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Employer (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.

4.
Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically the payments and considerations set forth in Section 2 (a)-(d) above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of him or herself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent entities, specifically including Sunoco GP LLC and Energy Transfer Equity, L.P. and its and their respective past and present subsidiaries, affiliates (specifically including Stripes, LLC Energy Transfer Partners, LLC, and La Grange Acquisitions, LP), partners, directors, officers, owners, shareholders, unitholders, employees, predecessors, joint employers, successor employers, agents and benefit plans (including without limitation, plan sponsors, insurers, trustees, administrators, and fiduciaries), and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement.

Nothing in this Agreement (including Sections 8 Confidentiality of Agreement, 9 Negative Statements By Employee, or 11 Cooperation of this Agreement) is intended to limit in any way Employee’s right or ability to file a charge with or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any laws.  However, this Agreement does bar Employee’s right to recover any personal or monetary relief arising out of any charge, lawsuit, or arbitration, brought by the Employee or anyone on his or her behalf, based on any claim(s) covered by the release in this Agreement.
Employee has a period of forty-five (45) days in which to consider this Agreement and its Exhibits. Employee may choose to sign this Agreement prior to the expiration of the forty-five (45) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the "Effective Date"). To revoke this Agreement, Employee must provide written notice of revocation to Employer at, Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester Drive, Suite 600, Dallas, Texas, 75225 prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. Employer hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.

5.
Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his or her employment Employee had access to confidential and proprietary information relating to the business and affairs of Employer and its parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) information about potential acquisitions or divestitures; and (vii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue.

6.	Non-Compete and Non-Solicit.

(a)
Employer and Employee acknowledge and agree that in performing the duties and responsibilities of his employment with the Employer, Employee has occupied a position of fiduciary trust and confidence, pursuant to which Employee has developed and acquired a wide experience and knowledge with respect to all aspects of the Business carried on by the Employer, and the manner in which such Business is conducted. It is the express intent and agreement of Employee and the Employer that such knowledge and experience shall not be used in any manner detrimental to the Employer’s business by Employee.

(b)
Employer and Employee further acknowledge and agree that in performing the duties and responsibilities of employment, Employee became knowledgeable with respect to a wide variety of Confidential Information which is the exclusive property of the Employer, the disclosure of which may cause irreparable harm to the Employer. Employee therefore agrees following the termination of Employee’s employment, Employee shall treat confidentially all Confidential Information belonging to the Employer.

(c)
For the period beginning on the Termination Date and continuing through and including December 31, 2020, Employee acknowledges and agrees that he shall not for any reason, either directly or indirectly (without the prior written consent of the Employer), anywhere the Employer’s business operates at the time of the employment termination:

(i)	hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

(ii)
associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Employee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity that:

(1)	is substantially related to any activity that the Employee was engaged in with the Employer during the twelve (12) months prior to the Effective Date of this Agreement;

(2)	calls for the application of specialized knowledge or skills substantially related to those used by the Employee in his activities with the Employer or any of its affiliates; or

(3)	is substantially related to any activity for which the Employee had direct or indirect managerial or supervisory responsibility with the Employer.

(d)
For the period beginning on the Effective Date and continuing until December 31, 2020, Employee acknowledges and agrees that he shall not for any reason, either directly or indirectly (without the prior written consent of the Employer ) acting alone or in conjunction with others (i) solicit, induce, attempt to influence, any employee of the Employer to terminate employment; or (ii) participate in or be aware of prior to or in advance of any hiring, employment or retaining in any capacity, at a business in which Employee becomes a director, officer or employee of or consultant to, (a) of any active employee of the Employer; or (b) of any employee who was actively employed by the Employer within the previous six (6) months of the date of this Agreement. This restriction will be inapplicable to (i) employees separated from employment with SUN in connection with the divestiture of company-owned retail store locations; or (ii) employees terminated by SUN in connection with any restructuring efforts related to the strategic shift from a retail business to a wholesale and distribution business.

(e)
Employee specifically recognizes and affirms that the provisions of Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the non-competition provision found in Section 6(c) or the non-solicit provision found in Section 6(d) is determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and Employer, then Employer shall be entitled to receive from Employee all Restrictive Covenant Units held by Employee. In the Event Employee has sold any or all of the Restrictive Covenant Units obtained under this Agreement, then Employer shall be entitled to receive from Employee a payment equal to the fair market value of the Restrictive Covenant Units on the date of sale, transfer or other disposition.

(f)
Employee acknowledges and agrees that the Employer will suffer irreparable harm if Employee breaches any of the obligations under this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the Employer for such a breach. Accordingly, Employee agrees that in the event of a breach by Employee of any of the provisions of this Section 6, the Employer shall be entitled to seek, in addition to any other rights, remedies or damages available to the Employer at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Employer shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

(g)
Employee hereby agrees that all restrictions contained in this Section 6 are reasonable, valid and necessary to protect the Employer’s Confidential Information, goodwill and proprietary business interests. Employee further agrees never to file any lawsuit, claim or counterclaim challenging or otherwise seeking to modify or restrict the noncompetition provision set forth in Section 6(c) of this Agreement. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

(h)
For the purposes of this Section 6, “Competitive Enterprise” shall mean any business enterprise that either (A) engages in any material activity that directly competes within any material geographical location in which the Employer or any of its affiliates operates with any material activity that the Employer or any of its affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity. For the avoidance of doubt, the term Competitive Enterprise shall expressly not include any retail or C-store businesses operated in the continental United States.

7.
Employer's Property. Employee represents that Employee has returned to Employer all written and electronic records, communications, reports, and other materials and data, including any copies, and also all other tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Employee's possession or under Employee's control.

8.
Confidentiality of Agreement. Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of Employer’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement.

9.
Negative Statements By Employee. To the extent permitted and consistent with law, Employee further agrees that Employee shall make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning, Employer or any of Employer's parents, subsidiaries or affiliates or any officers, directors, or employees of any of those businesses or any of the services or products of any of those businesses. This paragraph is not intended to limit any rights that Employee has under any statute, regulation, or other law.

10.
Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee's employment with Employer must be submitted for reimbursement to Employer within six (6) months of the Termination Date. With regard to the required form for any reimbursement request and supporting documentation, Employer's normal policies and rules apply. Employer retains its normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than six (6) months following the Termination Date shall not be approved.

11.
Cooperation. For a period of twenty-four (24) months following the Effective Date, Employee agrees to cooperate with Employer as reasonably requested by responding to questions, attending meetings, depositions, governmental proceedings and court hearings, and by cooperating with Employer and its accountants and legal counsel with respect to any investigations, claims or litigation or business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Employer agrees to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with Employer's then existing policies, for providing cooperation specifically requested by Employer.

12.	Non-Admission. This Agreement, and the payment of money and other consideration provided by Employer under this Agreement, is not an admission or indication of any wrongdoing by Employer or Employee.

13.
Entire Agreement. Employee agrees that this Agreement constitutes the complete agreement between the parties and that no other representations have been made by Employer and that the terms hereof may not be modified except by a written instrument signed by Employer and Employee.

14.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

15.	Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to any conflict of laws provisions thereunder.

16.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

17.	Knowing and Voluntary: By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee's own free will.

18.
Section 409A: Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary, to the extent that any benefit under this Agreement is determined to be subject to Section 409A of the Code, in no event shall the Employer or any of its affiliates, or any director, officer, employee, delegate, agent or representative thereof, be responsible for any tax, penalty or other liability arising from a violation of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

SUNOCO LP
By: SUNOCO GP LLC, its general partner

____________________________________
Christopher Curia, EVP & CHRO

Dated: _______________________________

EMPLOYEE

____________________________________
S. Blake Heinemann

Dated: _______________________________

Please return executed originals of this Agreement by regular mail to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester Drive, Suite 600, Dallas, Texas, 75225